As filed with the Securities and Exchange Commission March 7, 2007

File No. 333-122185

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM SB-2  PART II AMENDMENT

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WREN, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	870672359 (IRS Employer Identification No.)

P. O. Box 5005, PMB 42

Rancho Santa Fe, CA  92067

(Address and telephone number of registrant’s principal offices)

Daniel D. Drummond

P. O. Box 5005, PMB 42

Rancho Santa Fe, CA  92067

(858)756-0369

(760) 454-1643 fax

(Name, address and telephone number of agent for service)

Copies to:

Cletha A. Walstrand, Esq.

1322 W. Pachua Circle

Ivins, UT 84738

(435) 688-7317

(801) 435-688-7318 fax

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class	Amount to be	Proposed offering	Proposed maximum	Amount of
of securities to	registered	price per share	aggregate offering	registration
be registered			price	fee

Common Stock	2,000,000 shares	$0.05 per share	$100,000	$11.77

The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent permitted by the Nevada Revised Business Corporations Act, except for liability for (i) breach of duty of loyalty, (ii) acts or omissions not in good faith that involve intentional misconduct or knowing violation of law, (iii) for the payment of distributions to stockholders in violation of section 78.300 of the Nevada Revised Statutes, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Wren, Inc.  However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering.  All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$ 15.00
Printing Fees and Expenses	500.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	8,000.00
Blue Sky Fees and Expenses	500.00
Trustee’s and Registrar’s Fees	500.00
Miscellaneous	485.00
TOTAL	$25,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following is a detailed list of securities sold within the past three years without registering under the Securities Act.

April 2001

In connection with our formation, we issued 1,000,000 shares of common stock to Steven L. White for $1,000. In June of 2001 Wren completed a ten for one forward split resulting in 10,000,000 shares post-split to Mr. White.  The shares were sold to an accredited investor in a private transaction without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.  No broker was involved and no commissions were paid in the transaction.

August 2003 September 2003

Sparrow, Inc, an entity owned and controlled by Steven L. White, purchased 500,000 shares of our common stock for $1,000. These shares were subsequently transferred to Steven L. White and his wife Angela White.  The shares were sold to accredited investors in a private transaction without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.  No broker was involved and no commissions were paid in the transaction.

Chad Davis purchased 500,000 shares of our common stock for consideration of $5,000. The shares were sold to an accredited investor in a private transaction without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.  No broker was involved and no commissions were paid in the transaction.

September 2004

Steven L. White purchased 1,000,000 shares of our common stock for $10,000.  The shares were sold to an accredited investor in a private transaction without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.  No broker was involved and no commissions were paid in the transaction.

Subsequent to our initial sales of stock, our current Officer and Director, Mr. Daniel D. Drummond purchased 11,750,000 of our issued and outstanding shares from Mr. Steven L. White, Angela White and Chad Davis in a private transaction which placed Mr. Drummond in control of Wren.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No. 3.1 3.2 5.1 10.1 10.2 10.3 23.1 23.2 99.1 99.2 99.4

Title of Document

Articles of Incorporation

By-laws

Legal Opinion included in Exhibit 23.1

Right of Sale Contract Dated October 15, 2004

Extension of Sales Contract

Tryant, LLC Promissory Note

Consent of Cletha A. Walstrand, P.C.

Consent of Pritchett, Siler & Hardy

Subscription Agreement

Escrow Agreement – Offering

Corporate Code of Ethics

Location ** ** ** ** **** ***** Attached Attached *** *** ***

** Incorporated by reference to the SB-2 Registration Statement filed on January 21, 2005.

*** Incorporated by reference to the SB-2/A Registration Statement filed on October 17, 2005.

**** Incorporated by reference to the SB-2/A Registration Statement filed on December 14, 2006.

***** Incorporated by reference to the SB2-/A Registration Statement filed on January 30, 2007.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling persons of Wren, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, reflect any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Wren, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the Rancho Santa Fe, State of California, on March 7, 2007.

WREN, INC.

By: /s/ Daniel D. Drummond

Daniel D. Drummond

Principal Executive Officer

By: /s/ Daniel D. Drummond

Daniel D. Drummond

Principal Financial Officer,

Controller and Principal Accounting

Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Daniel D. Drummond

Principal Executive Officer.

March 7, 2007

Principal Financial Officer,

Controller and Principal Accounting

Officer, and Sole Director